Exhibit 5.1

December 18, 2006

Lifetime Brands, Inc.
One Merrick Avenue
Westbury, NY 11590

Gentlemen:

        We have acted as special counsel to Lifetime Brands, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement No. 333-137575 on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) covering the resale by the selling securityholders named therein (the “Selling Securityholders”) of $75,000,000 in aggregate principal amount of 4.75% Convertible Senior Notes due 2011 (the “Notes”) and 2,678,571 shares of the Company’s common stock, par value $.01 per share issuable upon conversion of the Notes (the “Selling Securityholders’ Shares”). The Notes were issued under an Indenture, dated as of June 27, 2006 (the “Indenture”), between the Company and HSBC Bank USA, National Association, as trustee (the “Trustee”).

        In connection with the foregoing, we have examined, among other things, the Registration Statement, as amended, and originals or copies, satisfactory to us, of: (i) the Company’s Second Restated Certificate of Incorporation; (ii) the Company’s Bylaws, as amended; (iii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth; (iv) the Registration Statement; (v) the prospectus contained within the Registration Statement; and (vi) the Indenture. We have also reviewed such other matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

        In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

        To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that: (a) the Trustee under the Indenture has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization; (b) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (c) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; (d) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and (e) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

        Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

        1.        The execution and delivery by the Company of the Notes have been duly authorized by requisite corporate action on the part of the Company. The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the following qualifications:

    (a)        enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

December 18, 2006

    (b)        we express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Notes or the Indenture which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);

    (c)        we express no opinion with respect to the enforceability of (i) any provision in the Notes to the extent it provides that any recovery of attorneys’ fees is limited to reasonable attorneys’ fees, (ii) any provision in any of the Notes to the extent it provides that the provisions of such Note are severable or (iii) any provision in any of the Notes to the extent it provides for rights of acceleration;

    (d)        we have assumed that (i) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence and (ii) there have been no waivers, terminations or releases of any of the provisions of the Notes by actions or conduct of the parties or otherwise; and

    (e)        our opinions expressed above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

        2.        The Selling Securityholders’ Shares initially issuable upon conversion of the Notes have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued and fully paid and nonassessable.

        We are counsel admitted to practice in the State of New York and we express no opinions as to the applicable laws of any jurisdiction other than those of: (i) the State of New York; (ii) the General Corporation Law of the State of Delaware; and (iii) the laws of the United States of America.

        This opinion is being furnished to you in connection with the preparation and filing with the Commission of the Registration Statement and we assume no obligation to update or supplement this opinion to reflect any facts which may hereafter come to our attention or any changes in law which may hereafter occur. This opinion is solely for your benefit in connection with such transaction and is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose without our prior written consent. We hereby consent to the use of our name under the caption “Validity of Securities” in the prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Commission promulgated under the Act.

Very truly yours,

                      TROUTMAN SANDERS LLP